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IAR Securities, Inc.
99 Wall Street
New York, NY 10005

                              Re: SportsTrac, Inc.

Gentlemen:

         The undersigned is the beneficial and record holder of shares of common stock, par value $.01 per share ("Common Stock"), and/or other Securities (together with Common Stock, the "Securities") of SportsTrac, Inc., a Delaware corporation (the "Company") or is an officer or director of the Company. In connection with the proposed public offering of Common Stock, and in consideration of your acting as underwriter for such public offering, the undersigned agrees to not directly or indirectly, for a period of twenty-four
(24) months following the effective date of the registration statement relating to such public offering, offer, sell (including by effecting any short sale), loan, hypothecate, pledge, grant any option for the sale of, acquire any option to dispose of, or otherwise dispose of any Securities (including, without limitation, Common Stock of the Company that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission) without obtaining your prior written consent (which consent may be withheld or granted in your discretion), other than Securities being offered by the undersigned pursuant to such registration statement. The undersigned acknowledges and agrees that in order to enforce the covenants contained in this letter agreement, the Company will impose stop-transfer instructions with respect to the Securities owned by the undersigned until the end of such twenty-four (24) month period.

Date: July __, 1997


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